As filed with the Securities and Exchange Commission on August 17, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FAIRCHILD SEMICONDUCTOR

INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation)	3030 Orchard Parkway San Jose, California 95134 (Address of principal executive offices) (Zip Code)	04-3363001 (I.R.S. Employer Identification Number)

FAIRCHILD SEMICONDUCTOR 2007 STOCK PLAN

(Full Title of the Plan)

Paul D. Delva

Senior Vice President, General Counsel and Secretary

Fairchild Semiconductor International, Inc.

3030 Orchard Parkway

San Jose, California 95134

(Name and address of agent for service)

(207) 775-8100

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)
Common Stock, par value $.01 per share	4,200,000 shares	$15.29	$64,218,000	$7,359

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there is also being registered such additional number of shares of common stock, par value $.01 per share (“Common Stock”), of Fairchild Semiconductor International, Inc. (the “Company”) as may be issued pursuant to the Fairchild Semiconductor 2007 Stock Plan (the “Plan”) to prevent dilution in the event of a stock dividend, stock split, recapitalization or other similar change in the Common Stock, and any other securities with respect to which the outstanding shares are converted or exchanged.
(2)	Estimated solely for purposes of determining the registration fee in accordance with Rule 457(h) promulgated under the Securities Act on the basis of the average of the high and low selling prices for shares of Fairchild Semiconductor International, Inc. Common Stock on the New York Stock Exchange on August 15, 2012, which was $15.26.
(3)	In accordance with General Instruction E to Form S-8, a filing fee is being paid only with respect to the additional securities being registered under the Plan pursuant to this registration statement. Shares of the Company’s Common Stock to be issued and sold pursuant to the Plan were previously registered by the Company with the Commission on January 23, 2008 (File no. 333-148809), January 26, 2010 (File no. 333-164520), November 5, 2010 (File no. 333-170397), November 7, 2011 (File No. 333-177790) the registration fee with respect to those shares was paid at such time.

Registration of Additional Securities

On May 2, 2012, the stockholders of Fairchild Semiconductor International, Inc. (the “Company”) approved an amendment to the Fairchild Semiconductor 2007 Stock Plan (the “Plan”), authorizing the issuance of an additional 4,200,000 shares of common stock, par value $.01 per share (“Common Stock”) under the Plan.

In accordance with General Instruction E to Form S-8, this registration statement is being filed to register additional securities of the same class as other securities for which a registration statement filed on Form S-8 relating to an employee benefit plan is effective. Accordingly, this registration statement consists only of the facing page of the registration statement, this paragraph, the interests of named experts and counsel, the signature page, an opinion of counsel and required consents. The contents of earlier registration statements on Form S-8 (File no. 333-148809, File no. 333-164520, File no. 333-170397 and File no. 333-177790) are incorporated in this registration statement by reference.

Item 5. Interests of Named Experts and Counsel.

Certain legal matters with respect to the validity of the Common Stock registered hereby have been passed upon for the Company by Paul D. Delva, Senior Vice President, General Counsel and Secretary of the Company. Mr. Delva is employed by the Company and is eligible to receive awards under the Plan from time to time.

SIGNATURES

The registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on August 17, 2012.

FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.

By:	/s/ Paul D. Delva
Paul D. Delva
Senior Vice President, General Counsel and Secretary

POWER OF ATTORNEY

KNOWN TO ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below, except Robin A. Sawyer, constitutes and appoints Paul D. Delva and Robin A. Sawyer, each and individually, his attorneys-in-fact, with full power of substitution and resubstitution, for him in any and all capacities, to sign any or all amendments or post-effective amendments to this registration statement and to file the same with the Securities and Exchange Commission, granting unto each of such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that each such attorney-in-fact, or his or her agent or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mark S. Thompson Mark S. Thompson	President and Chief Executive Officer, Chairman of the Board and Director (principal executive officer)	August 17, 2012

/s/ Mark S. Frey Mark S. Frey	Executive Vice President and Chief Financial Officer (principal financial officer)	August 17, 2012

/s/ Robin A. Sawyer Robin A. Sawyer	Vice President, Corporate Controller (principal accounting officer)	August 17, 2012

/s/ Charles P. Carinalli Charles P. Carinalli	Director	August 17, 2012

/s/ Randy W. Carson Randy W. Carson	Director	August 17, 2012

/s/ Terry A. Klebe Terry A. Klebe	Director	August 17, 2012

/s/ Anthony Lear Anthony Lear	Director	August 17, 2012

/s/ Thomas L. Magnanti Thomas L. Magnanti	Director	August 17, 2012

/s/ Kevin J. McGarity Kevin J. McGarity	Director	August 17, 2012

/s/ Bryan R. Roub Bryan R. Roub	Director	August 17, 2012

/s/ Ronald W. Shelly Ronald W. Shelly	Director	August 17, 2012

Exhibit Number	Description

5.01	Opinion of Counsel

23.01	Consent of Counsel (included in Exhibit 5)

23.02	Consent of KPMG LLP

24.01	Powers of Attorney (included on signature page)